Exhibit 5
August 3, 2007
Cal Dive International, Inc.
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
Ladies and Gentlemen:
     We have acted as counsel for Cal Dive International, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 2,000,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to the terms of the Cal Dive International, Inc. Amended and Restated Long Term Incentive Plan (the “Plan”).
     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ MARGARET F. MURPHY

Margaret F. Murphy
Partner